AGREEMENT AND PLAN OF MERGER

by and between

Community Banks, Inc. and CommunityBanks, on the one hand

and

East Prospect State Bank, on the other hand

Dated: September 12, 2006

(i)

4.02	Capitalization	40
4.03	Authority; No Violation	41
4.04	Consents	42
4.05	Financial Statements	43
4.06	No Material Adverse Change	43
4.07	Taxes	43
4.08	Contracts	44
4.09	Ownership of Property; Insurance Coverage	44
4.10	Financing	46
4.11	Legal Proceedings	46
4.12	Compliance with Applicable Law and Agreements	47
4.13	ERISA	49
4.14	Brokers and Finders	50
4.15	Information to be Supplied	50
4.16	Reorganization	51
4.17	CMTY Common Stock	51
4.18	Securities Documents	51
4.19	Rights Agreement	52
4.20	“Well Capitalized”	52
4.21	Quality of Representations	52

ARTICLE V- COVENANTS OF THE PARTIES		52
5.01	Conduct of East Prospect’s Business	52
5.02	Access; Confidentiality	55
5.03	Regulatory Matters	56
5.04	Taking of Necessary Actions	57
5.05	No Solicitation	57
5.06	Update of Disclosure Schedules	58
5.07	Other Undertakings by CMTY and East Prospect	58

ARTICLE VI- CONDITIONS		65
6.01	Conditions to the Obligations of East Prospect under this Agreement	65
6.02	Conditions to the Obligations of the Community Parties under this Agreement	67

ARTICLE VII- TERMINATION		69
7.01	Termination prior to the Closing Date	69
7.02	Effect of Termination	71

ARTICLE VIII- MISCELLANEOUS		71
8.01	Expenses and Other Fees	71
8.02	Non-Survival of Representations and Warranties; Disclosure Schedules	72
8.03	Amendment, Extension and Waiver	72
8.04	Entire Agreement	73
8.05	No Assignment	73
8.06	Notices	73
8.07	Disclosure Schedules	74
8.08	Tax Disclosure	75

(ii)

8.09	Captions	75
8.10	Counterparts	75
8.11	Severability	75
8.12	Governing Law	75

(iii)

EXHIBITS:

Exhibit 1	-	Form of Letter Agreement

SCHEDULES:

East Prospect Schedule 3.02(b)	-	Equity Interests
East Prospect Schedule 3.02(c)	-	Beneficial Owners
East Prospect Schedule 3.03	-	Adverse Effects of Merger
East Prospect Schedule 3.04	-	Third Party Consents
East Prospect Schedule 3.05(b)	-	Liabilities and Obligations
East Prospect Schedule 3.08(a)	-	Employment Agreements and Material
Contracts
East Prospect Schedule 3.09(a)	-	Collateral for Obligations
East Prospect Schedule 3.11(c)	-	Regulatory Investigations
East Prospect Schedule 3.11(d)	-	Regulatory Agreements
East Prospect Schedule 3.11(f)	-	Unresolved Matters re: Regulatory
Agreements	-
East Prospect Schedule 3.12(a)	-	ERISA
East Prospect Schedule 3.12(f)	-	Services Performed under ERISA
East Prospect Schedule 3.14(a)	-	Environmental Matters
East Prospect Schedule 3.18	-	Related Party Transactions

CMTY Schedule 4.08	-	Contracts
CMTY Schedule 4.09	-	Titles to Properties
CMTY Schedule 4.11	-	Legal Proceedings
CMTY Schedule 4.13	-	ERISA

(iv)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 12, 2006 (“Agreement”), is made by and between CommunityBanks (“Community”), a Pennsylvania chartered bank and trust company, having its headquarters at 150 Market Square, Millersburg, Pennsylvania 17061 and Community Banks, Inc. (“CMTY”), a financial holding company and Pennsylvania business corporation having its corporate headquarters at 777 East Park Dr., Harrisburg, Pennsylvania, 17111, on the one hand; and East Prospect State Bank (“East Prospect”), a Pennsylvania chartered banking institution, having its headquarters at P.O. Box 309, East Prospect, PA 17317-0309, on the other hand. CMTY, Community and East Prospect are sometimes referred to in this Agreement collectively as the “Parties” or individually as a “Party.” CMTY and Community are referred to from time to time as the “Community Parties.”

BACKGROUND

A. CMTY owns directly all of the outstanding capital stock of CommunityBanks, a bank and trust company chartered by the Commonwealth of Pennsylvania.

B. The Parties desire for East Prospect to merge with and into Community, with Community surviving such merger, in accordance with the applicable laws of the Commonwealth of Pennsylvania and this Agreement.

C. As a condition and inducement to CMTY and Community to enter into this Agreement, the directors of East Prospect are each concurrently executing a letter agreement in the form attached hereto as Exhibit 1 (the “Letter Agreement”).

D. Each of the Parties, by signing this Agreement, adopts it as a plan of reorganization as defined in IRC Section 368(a), and intends the Merger to be a reorganization as defined in IRC Section 368(a).

E. The Parties desire to provide the terms and conditions governing the transactions contemplated herein.

NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I-  GENERAL

1.01  Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition Proposal” has the meaning given to that term in Section 5.05 of this Agreement.

“Acquisition Transaction” shall mean one of the following transactions with a party other than Community: (i) a merger or consolidation, or any similar transaction, involving East Prospect, (ii) a purchase, lease or other acquisition of all or a substantial portion of the assets or liabilities of East Prospect or (iii) a purchase or other acquisition (including by way of share exchange, tender offer, exchange offer or otherwise) of 24.9% or more of any class or series of equity securities of East Prospect .

“Acquisition Transaction Notice” has the meaning given to that term in Section 7.01(d) of this Agreement.

“Affiliate” means, with respect to any corporation, any person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such corporation and, without limiting the generality of the foregoing, includes any executive officer, director or 10% equity owner of such corporation.

“Aggregate Cash Consideration” has the meaning given to that term in Section 2.02(a) of this Agreement.

“Aggregate Common Stock Consideration” has the meaning given to that term in Section 2.02(a) of this Agreement.

“Agreement” means this Agreement and Plan of Merger, including any amendment or supplement hereto.

“Application” means an application for regulatory approval which is required by the Contemplated Transactions.

“Articles of Merger” mean the articles of merger to be executed by Community and East Prospect and to be filed in the PDS in accordance with the applicable laws of the Commonwealth of Pennsylvania.

“Banking Code” means the Pennsylvania Banking Code of 1965, as amended.

“BCL” means the Pennsylvania Business Corporation Law of 1988, as amended.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Business Day” means any day other than (i) a Saturday, Sunday or federal holiday or (ii) a day on which Community is authorized or obligated by law or executive order to close.

“Cash Consideration” has the meaning given to that term in Section 2.02(a)(ii)of this Agreement.

“Cash Election Shares” has the meaning given to such term in Section 2.02(b)(ii).

“CERCLA” has the meaning given to that term in Section 3.14(b) of this Agreement.

“Closing” has the meaning given to that term in Section 1.02(a) of this Agreement.

“Closing Date” means the date mutually agreed to by the parties as soon as practicable after the last condition precedent provided in this Agreement (other than those conditions which are to be fulfilled at the Closing) has been fulfilled or waived.

“CMTY” means Community Banks, Inc.

“CMTY Acquisition Transaction” means a person or group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) (A) acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 24.9% or more of the then outstanding shares of Community Common Stock; or (B) enters into an agreement or a publicly announced letter of intent or memorandum of understanding with CMTY pursuant to which such person or group or any affiliate of such person or group would: (1) merge or consolidate, or enter into any similar transaction with CMTY or Community, in which CMTY or Community is not the surviving entity; (2) acquire all or substantially all of the assets or liabilities of CMTY or Community; or (3) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 24.9% or more, of the then outstanding shares of Community Common Stock.

“CMTY Benefit Plans” has the meaning given to that term in Section 4.13(a) of this Agreement.

“CMTY Certificate” has the meaning given to that term in Section 2.06(c) of this Agreement.

“CMTY Common Stock” means the shares of common stock of CMTY, with such par value as is set forth in CMTY’s Articles of Incorporation.

“CMTY Disclosure Schedules” means, collectively, the disclosure schedules delivered by the Community Parties to East Prospect at or prior to the execution and delivery of this Agreement.

“CMTY ERISA Affiliate” has the meaning given to that term in Section 4.13(a) of this Agreement.

“CMTY Financials” means (a) the audited consolidated financial statements of CMTY as of December 31, 2005 and for each of the three years in the period ended December 31, 2005, including the notes thereto and (b) the unaudited interim consolidated financial statements of CMTY for each calendar quarter after December 31, 2005.

“CMTY Market Value” means, as of any date, the average of the closing sales price of a share of CMTY Common Stock, as reported on Nasdaq, for the ten (10) consecutive trading days ending on the second trading day preceding the date as of which the CMTY Market Value is determined.

“CMTY Subsidiary” means each direct and indirect Subsidiary of CMTY and Community Banks.

“Common Stock Consideration” has the meaning given to that term in Section 2.02(a)(i) of this Agreement.

“Common Stock Election Shares” has the meaning given to such term in Section 2.02(b)(i).

“Community Parties” means CMTY and Community.

“Comparable Employment” has the meaning given to that term in Section 5.07(c)(i)(A) of this Agreement.

“Confidentiality Agreement” means the confidentiality agreement, dated June 9, 2006, between CMTY and East Prospect.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (a) the Merger; and (b) the performance by the Parties of their respective covenants and obligations under this Agreement.

“CRA” means the Community Reinvestment Act of 1977, as amended, and the rules and regulations promulgated from time to time thereunder.

“D&O Insurance” has the meaning given to that term in Section 5.07(c)(iii)(C)(1) of this Agreement.

“Dissenting East Prospect Shares” has the meaning given to that term in Section 2.05(a) of this Agreement.

“East Prospect” has the meaning given to that term in the first paragraph of this Agreement.

“East Prospect Benefit Plans” has the meaning given to that term in Section 3.12(a) of this Agreement.

“East Prospect Certificate” has the meaning given to that term in Section 2.02(b) of this Agreement.

“East Prospect Common Stock” has the meaning given to that term in Section 3.02(a) of this Agreement.

“East Prospect Disclosure Schedules” means, collectively, the disclosure schedules delivered by East Prospect to CMTY and Community at or prior to the execution and delivery of this Agreement.

“East Prospect ERISA Affiliate” has the meaning given to that term in Section 3.12(a) of this Agreement.

“East Prospect Financials” means (a) the audited consolidated financial statements of East Prospect as of December 31, 2005 and for each of the three years in the period ended December 31, 2005, including the notes thereto, and (b) the unaudited interim consolidated financial statements of East Prospect for each calendar quarter after December 31, 2005.

“East Prospect SEP” has the meaning given to that term in section 5.07(c)(ii)(C) of this Agreement.

“East Prospect Shareholders Meeting” has the meaning given to that term in Section 5.07(a)(i) of this Agreement.

“Effective Date” means the date upon which the Articles of Merger shall be filed in the PDS and shall be the same as the Closing Date or as soon thereafter as is practicable.

“Election” means an election to receive Common Stock Consideration, an election to receive Cash Consideration or a Mixed Election.

“Election Deadline” means 5:00 p.m., prevailing Eastern Time, on the day that is five (5) Business Days prior to the Closing Date.

“Election Form” means a form, in such form as CMTY and East Prospect shall mutually agree, on which holders of East Prospect Common Stock shall make an Election.

“Eligible East Prospect Employee” has the meaning given to that term in Section 5.07(c)(i)(C) of this Agreement.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment, including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated for the protection of human health, safety or the environment, whether by type or by quantity, including any material containing any such substance as a component.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“Exchange Agent” means the agent designated by CMTY (as soon as practicable following execution of this Agreement) to act as the exchange agent for purposes of conducting exchange procedure described in Section 2.06.

“Exchange Fund” has the meaning given to that term in Section 2.06(a) of this Agreement.

“Expenses” has the meaning given to that term in Section 8.01(b) of this Agreement.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank.

“Fixed Exchange Ratio” means 27.5752

“Floating Exchange Ratio” means a quotient (a) whose numerator is $565.80 and (b) whose denominator is the CMTY Market Value on the Effective Date, provided however, that in no event shall the Floating Exchange Ratio be greater than 27.5752.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States.

“Indemnified Party” has the meaning given to that term in Section 5.07(c)(iii)(A) of this Agreement.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Knowledge of CMTY” means the actual knowledge of CMTY’s and Community’s executive officers and directors.

“Knowledge of East Prospect” means the actual knowledge of East Prospect ’s executive officers and directors.

“Letter Agreement” has the meaning given to that term in Background Section C of this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of East Prospect on a consolidated basis or CMTY on a consolidated basis other than, in each case, any change, circumstance or effect relating to (i) any change in the value of the respective assets and liabilities of CMTY or East Prospect resulting from a change in interest rates generally, (ii) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, including any change affecting the Deposit Insurance Fund, (iii) changes in general economic (except in the context of determining a Material Adverse Effect for purposes of asset quality), legal, regulatory or political conditions affecting banking institutions generally, (iv) reasonable expenses (including reasonable legal fees, costs and expenses relating to any litigation arising as a result of the Contemplated Transactions) incurred in connection with this Agreement and the transactions contemplated hereby, (v) actions or omissions of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement with the prior written consent of the other party in contemplation of the transactions contemplated hereby (including without limitation any actions taken by East Prospect pursuant to Section 5.07 of this Agreement), (vi) any transaction in which CMTY or any Affiliate of CMTY is the surviving institution and (vii) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party, or (b) the ability of a party to consummate the Contemplated Transactions.

“Material Contract” means a material contract as described in 17 C.F.R. §229.601(b)(10).

“Maximum Amount” has the meaning given to that term in Section 5.07(c)(iii)(C) of this Agreement.

“Merger” means the merger of East Prospect with and into Community, with Community as the surviving institution, contemplated by this Agreement.

“Merger Consideration” means Cash Consideration and Common Stock Consideration.

“Mixed Election” has the meaning given to that term in Section 2.02(c) of this Agreement.

“NASD” means the National Association of Securities Dealers, Inc.

“Nasdaq” means the National Market tier of The Nasdaq Stock Market operated by the NASD.

“Nickol” means Roger A. Nickol, the president of East Prospect.

“PDB” means the Department of Banking of the Commonwealth of Pennsylvania.

“PDS” means the Department of State of the Commonwealth of Pennsylvania.

“Prospectus/Proxy Statement” means the prospectus/proxy statement, together with any supplements thereto, to be sent to holders of East Prospect Common Stock in connection with the Contemplated Transactions.

“Prior Acts” has the meaning given to that term in Section 5.07(c)(iii)(A) of this Agreement.

“Reallocated Cash Shares” has the meaning given to that term in Section 2.02(e)(i)(c) of this Agreement.

“Reallocated Common Stock Shares” has the meaning given to that term in Section 2.02(e)(ii)(B) of this Agreement.

“Registration Statement” means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the CMTY Common Stock to be issued in connection with the Contemplated Transactions.

“Regulatory Agreement” has the meaning given to that term in Sections 3.11(d)(iv) and 4.12(d)(iv) of this Agreement.

“Regulatory Authority” means any agency or department of any federal, state or local government or of any self-regulatory organization, including without limitation the SEC, the PDB, the FRB, the FDIC, the NASD, and the respective staffs thereof.

“Required Meeting Notice” has the meaning given to that term in Section 7.01(d) of this Agreement.

“Rights” means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

“Rights Agreement” means the rights agreement dated February 28, 2002, between CMTY and Community, as rights agent.

“Ryan Beck” means Ryan Beck & Co., Inc.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“Securities Documents” means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed with the SEC under the Securities Laws.

“Securities Laws” means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

“Subsidiary” means any corporation or limited liability company, 25% or more of the capital stock or membership interests of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

“Termination Fee” means $860,000.

“Well Capitalized” has the meaning given to that term in Sections 3.24 and 4.20 of this Agreement.

1.02  The Merger.

(a)   Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the Closing Date at a time and place to be agreed upon by the parties hereto; provided, in any case, that all conditions to closing set forth in Article VI of this Agreement (other than the delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) have been satisfied or waived at or prior to the Closing Date. On the Closing Date, Community and East Prospect shall cause the Articles of Merger to be duly executed and filed with the PDS.

(b)   The Merger. Subject to the terms and conditions of this Agreement and in accordance with the Banking Code, on the Effective Date:

(i)   East Prospect shall merge with and into Community;

(ii)   the separate existence of East Prospect shall cease;

(iii)   Community shall be the surviving institution in the Merger; and

(iv)   all of the property (real, personal and mixed), rights, powers, duties, obligations and liabilities of East Prospect shall be taken and deemed to be transferred to and vested in Community, as the surviving institution in the Merger, without further act or deed; all in accordance with the applicable laws of the Commonwealth of Pennsylvania and the United States of America.

(c)   Change to Structure of Merger. The Parties may at any time change the method of effecting the combination (including by providing for the merger of East Prospect and a wholly owned subsidiary of CMTY) if and to the extent requested by either Party and consented to by the other Party (such consent not to be unreasonably withheld); provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration, (ii) adversely affect the tax treatment of East Prospect’s shareholders as a result of receiving the Merger Consideration or the tax treatment of either Party pursuant to this Agreement or (iii) materially impede or delay completion of the transactions contemplated by this Agreement.

(d)   Community’s Articles of Incorporation and Bylaws. On and after the Effective Date, the articles of incorporation and bylaws of Community, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and bylaws of Community, as the surviving institution in the Merger, until thereafter altered, amended or repealed.

(e)   Board of Directors and Officers of Community.

(i)   On and after the Effective Date, the (A) officers of Community duly appointed and holding office immediately prior to the Effective Date and (B) such officers of East Prospect as are offered and accept positions of employment with Community shall be the officers of Community, as the surviving institution in the Merger, each to hold office until his or her successor is appointed and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of Community.

(ii) On and after the Effective Date, the Board of Directors of Community, as the surviving institution in the Merger, shall consist of those persons holding such office immediately prior to such effective date.

ARTICLE II-   CONSIDERATION; EXCHANGE PROCEDURES

2.01  CMTY Common Stock.

(a)   Outstanding Shares. Each share of CMTY Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of CMTY Common Stock.

(b)   Treasury Stock. Each share of CMTY Common Stock issued and held in the treasury of CMTY immediately prior to the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of CMTY.

2.02  East Prospect Common Stock.

(a)   Conversion Alternatives. Subject to Sections 2.03, 2.04 and 2.05 below with respect to treasury stock, fractional shares and dissenting shares of East Prospect Common Stock, each share of East Prospect Common Stock issued and outstanding immediately prior to the Effective Date, shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive, at the election of the holder thereof:

(i)   a number of shares of CMTY Common Stock calculated on the basis of the Floating Exchange Ratio (unless prior to the Effective Date there has occurred a CMTY Acquisition Transaction, in which event the Fixed Exchange Ratio shall be used in lieu of the Floating Exchange Ratio), including the associated rights to purchase securities pursuant to the Rights Agreement, subject to adjustment as provided in Section 2.07 below (the “Common Stock Consideration”); or

(ii)   $565.80 (the “Cash Consideration” and, collectively with the Common Stock Consideration, the “Merger Consideration”).

Notwithstanding the foregoing, (i) the number of shares of East Prospect Common Stock to be converted into the right to receive the Common Stock Consideration on the Effective Date (the “Aggregate Common Stock Consideration”) shall be equal, subject to the determination by CMTY in its sole discretion as of a date at least five (5) Business Days prior to the mailing of the Prospectus/Proxy Statement, to a minimum of fifty percent (50%) and a maximum of seventy-five percent (75%) of the total number of shares of East Prospect Common Stock issued and outstanding on the Effective Date and (ii) the number of shares of East Prospect Common Stock to be converted into the right to receive the Cash Consideration on the Effective Date shall be equal, subject to the determination by CMTY in its sole discretion as of a date at least five (5) Business Days prior to the mailing of the Prospectus/Proxy Statement, to a maximum of fifty percent (50%) and a minimum of twenty-five percent (25%) of the total number of shares of East Prospect Common Stock issued and outstanding on the Effective Date, minus (A) the number of shares of East Prospect Common Stock, if any, with respect to which dissenters’ rights have been duly exercised and (B) the aggregate number of shares with respect to which cash is paid in lieu of fractional shares pursuant to Section 2.04 (the “Aggregate Cash Consideration”).

(b)   Election Procedures. CMTY and East Prospect shall cause the Exchange Agent to mail an Election Form to holders of East Prospect Common Stock not more than sixty (60) Business Days and not less than twenty (20) Business Days prior to the Election Deadline. Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation):

(i)   to elect to receive the Common Stock Consideration with respect to all or a portion of their shares of East Prospect Common Stock (the “Common Stock Election Shares”);

(ii)   to elect to receive the Cash Consideration with respect to all or a portion of their shares of East Prospect Common Stock (the “Cash Election Shares”); or

(iii)   to state no preference between Common Stock Consideration and Cash Consideration.

The Exchange Agent shall use reasonable efforts to make the Election Form available to all persons who become holders of East Prospect Common Stock during the period between the record date for the mailing of the Election Form and the Election Deadline. Any holder’s election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a properly completed and signed Election Form (or Election Forms, in the event that a holder elects to submit different Election Forms for each beneficial owner) accompanied by certificates that immediately prior to the Effective Date represented issued and outstanding shares of East Prospect Common Stock (the “East Prospect Certificates”) to which such Election Form relates, in form acceptable for transfer (or by an appropriate guarantee of delivery of such East Prospect Certificates as set forth in such Election Form from a firm which is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) provided that such East Prospect Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). If a holder of East Prospect Common Stock either: (i) does not submit a properly completed Election Form before the Election Deadline; (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline; (iii) fails to perfect his, her or its dissenters’ rights pursuant to subsection 2.05 of this Agreement or (iv) affirmatively states that the holder does not have a preference between Cash Consideration and Common Stock Consideration, the shares of East Prospect Common Stock held by such holder shall be designated “No-Election Shares.” Nominee record holders who hold East Prospect Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Common Stock Election Shares, Cash Election
Shares and No-Election Shares. For purposes of this Section 2.02, any Dissenting East Prospect Shares shall be deemed to be Cash Election Shares and, with respect to such shares, the holders thereof shall in no event be classified as holders of Reallocated Common Stock Shares.

(c)   Mixed Election. Subject to the immediately following sentence, each record holder of shares of East Prospect Common Stock immediately prior to the Effective Date shall be entitled to elect to receive shares of CMTY Common Stock for a portion of such holder’s shares of East Prospect Common Stock and cash for the remaining portion of such holder’s shares of East Prospect Common Stock (the “Mixed Election”). With respect to each holder of East Prospect Common Stock who makes a Mixed Election, the shares of East Prospect Common Stock that such holder elects to be converted into the right to receive the Common Stock

Consideration shall be treated as Common Stock Election Shares and the shares such holder elects to be converted into the right to receive the Cash Consideration shall be treated as Cash Election Shares.

(d)   Effective Election. Any Election shall be properly made only if the Exchange Agent shall have actually received a properly completed Election Form (or Election Forms, in the event that a holder elects to submit different Election forms for each beneficial owner) by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to (i) determine whether any election, modification or revocation is received, (ii) determine whether any election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form. Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive. Neither CMTY, East Prospect nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(e)   Allocation. The Exchange Agent shall effect the allocation among the holders of East Prospect Common Stock of rights to receive CMTY Common Stock or cash in accordance with the Election Forms as follows:

(i)   Aggregate Cash Consideration Undersubscribed. If the amount of cash represented by the aggregate Cash Election Shares is less than the Aggregate Cash Consideration, then:

(A)   all Cash Election Shares (subject to Section 2.05 with respect to Dissenting East Prospect Shares) shall be converted into the right to receive cash;

(B)   No-Election Shares shall be deemed to be Cash Election Shares to the extent necessary to have the amount of cash represented by the aggregate Cash Election Shares equal the Aggregate Cash Consideration. If less than all of the No-Election Shares need to be treated as Cash Election Shares, then the Exchange Agent shall select which No-Election Shares shall be treated as Cash Election Shares in such manner as the Exchange Agent, in its sole discretion, shall determine. All remaining No-Election Shares shall thereafter be treated as Common Stock Election Shares;

(C)   If all of the No-Election Shares are treated as Cash Election Shares under the preceding subsection and the amount of cash represented by the aggregate Cash Election Shares remains less than the Aggregate Cash Consideration, then the Exchange Agent shall convert, on a pro rata basis described in subsection 2.02(e)(iv) below, a sufficient number of Common Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the amount of cash represented by the aggregate Cash Election Shares, including the Reallocated Cash Shares, equals the Aggregate Cash Consideration, and thereafter all Reallocated Cash Shares will be converted into the right to receive cash; and

(D)   the Common Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive CMTY Common Stock.

(ii)   Aggregate Cash Consideration Oversubscribed. If the amount of cash represented by the aggregate Cash Election Shares is more than the Aggregate Cash Consideration, then:

(A)   all Common Stock Election Shares and No-Election Shares shall be converted into the right to receive CMTY Common Stock;

(B)   the Exchange Agent shall convert, on a pro rata basis described in subsection 2.02(e)(iv) below, a sufficient number of Cash Election Shares (excluding Dissenting East Prospect Shares) into Common Stock Election Shares (“Reallocated Common Stock Shares”) such that the amount of cash represented by the remaining aggregate Cash Election Shares equals the Aggregate Cash Consideration, and thereafter all Reallocated Common Stock Shares will be converted into the right to receive CMTY Common Stock; and

(C)   the Cash Election Shares (subject to Section 2.05 with respect to Dissenting East Prospect Shares) which are not Reallocated Common Stock Shares shall be converted into the right to receive cash.

(iii) Aggregate Cash Consideration and Aggregate Common Stock Consideration Satisfied. If the amount of cash represented by the aggregate Cash Election Shares is equal to the Aggregate Cash Consideration, then subsections (e)(i) and (ii) shall not apply, and all Cash Election Shares (subject to Section 2.05 with respect to Dissenting East Prospect Shares) shall be converted into the right to receive cash and all Common Stock Election Shares and all No-Election Shares shall be converted into the right to receive CMTY Common Stock.

(iv)   Pro Rata Reallocations. If the Exchange Agent is required pursuant to subsection 2.02(e)(i)(C) to convert some Common Stock Election Shares into Reallocated Cash Shares, each holder of Common Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares. If the Exchange Agent is required pursuant to subsection 2.02(e)(ii)(B) to convert some Cash Election Shares into Reallocated Common Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Common Stock Shares.

2.03  Cancellation of Certain Common Stock. Each share of East Prospect Common Stock which is owned by CMTY, East Prospect or any of their Subsidiaries on the Effective Date (other than shares that are held in trust, managed, custodial or nominee accounts and the like and which are beneficially owned by third parties) shall be canceled and cease to be issued and outstanding, and no consideration shall be delivered therefor.

2.04  Fractional Shares. No fractional shares of CMTY Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of East Prospect Common Stock who would otherwise be entitled to receive a fraction of a share of CMTY Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the CMTY Market Value on the Effective Date (“Cash Consideration”).

2.05  Dissenting East Prospect Shareholders.

(a)   The outstanding shares of East Prospect Common Stock, the holders of which have timely filed written notices of an intention to demand appraisal for their shares (“Dissenting East Prospect Shares”) pursuant to Subchapter D of the BCL and have not effectively withdrawn or lost their dissenters' rights under the BCL, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by Subchapter D of the BCL.

(b)   If any such holder of East Prospect Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting East Prospect Shares held by such holder shall be converted into a right to receive the Common Stock Consideration or the Cash Consideration in accordance with the applicable provisions of this Agreement. If any such holder of East Prospect Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting East Prospect Shares held by such holder shall be designated No-Election Shares and shall be converted on a share by share basis into either the right to receive the Common Stock Consideration or the Cash Consideration in accordance with the applicable provisions of this Agreement.

(c)   All payments in respect of Dissenting East Prospect Shares, if any, will be made by CMTY.

2.06  Surrender and Exchange of East Prospect Stock Certificates.

(a)   Exchange Fund. On or prior to the Effective Date, CMTY shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of East Prospect Common Stock, sufficient cash and certificates representing shares of CMTY Common Stock to make all payments and deliveries to shareholders of East Prospect pursuant to this Article II. Any cash and certificates for CMTY Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(b)   Exchange Procedures. As soon as reasonably practicable after the Effective Date (and in any case no later than ten (10) Business Days thereafter), CMTY shall cause the Exchange Agent to mail to each record holder of East Prospect Common Stock immediately prior to the Effective Date, other than those holders who already submitted Election Forms accompanied by East Prospect Certificates, a letter of transmittal which shall specify that delivery of the certificates for shares of East Prospect Common Stock (each, a “East Prospect Certificate”) shall be effected, and risk of loss and title to the East Prospect Certificates shall pass, only upon delivery of the East Prospect Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as CMTY may reasonably specify and instructions for effecting the surrender of such East Prospect Certificates in exchange for the Merger Consideration, as the case may be. Upon surrender of an East Prospect Certificate to the Exchange Agent together with such letter of transmittal or Election Form, as the case may be, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such East Prospect Certificate shall be entitled to receive within ten (10) Business Days thereafter and in exchange therefor (i) documentary evidence representing, in the aggregate, the whole number of shares of CMTY Common Stock that such holder has the right to receive pursuant to this Article II and (ii) a check in the amount equal to any cash that such holder has the right to receive pursuant to this Article II. No interest will be paid or will accrue on any cash payment pursuant to this Section 2.06.

            (c)   Each certificate for shares of CMTY Common Stock (each, a “CMTY Certificate”) issued in exchange for East Prospect Certificates pursuant to this Section 2.06 shall be dated as of the date the certificate is issued and be entitled to dividends, distributions and all other rights and privileges pertaining to such shares of CMTY Common Stock from the Effective Date. Until surrendered, each East Prospect Certificate shall, from and after the Effective Date, evidence solely the right to receive the Merger Consideration.

(d)   If an East Prospect Certificate is exchanged on a date following one or more record dates after the Effective Date for the payment of dividends or any other distribution on shares of CMTY Common Stock, CMTY shall pay to the holder of such East Prospect Certificate cash in an amount equal to dividends payable on the shares of CMTY Common Stock issued in exchange therefor and pay or deliver any other distribution to which such shareholder is entitled. Upon surrender of certificates for shares of East Prospect Common Stock in exchange for certificates for CMTY Common Stock, CMTY also shall pay any dividends to which such holder of East Prospect Common Stock may be entitled as a result of the declaration of a dividend on the East Prospect Common Stock by East Prospect in accordance with the terms of this Agreement with a record date prior to the Effective Date and a payment date after the Effective Date. No interest shall accrue or be payable in respect of dividends or any other distribution otherwise payable under this Section 2.06(d) upon surrender of East Prospect Certificates. Notwithstanding the foregoing, no party hereto shall be liable to any holder of East Prospect Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as East Prospect Certificates are surrendered to CMTY for exchange, CMTY shall have the right to withhold dividends or any other distributions on the shares of CMTY Common Stock issuable to such shareholder.

(e)   Upon the Effective Date, the stock transfer books for East Prospect Common Stock will be closed and no further transfers of East Prospect Common Stock will thereafter be made or recognized. All East Prospect Certificates surrendered pursuant to this Section 2.06 will be cancelled.

(f)   If there is a transfer of ownership of East Prospect Common Stock which is not registered in the transfer records of East Prospect , one or more CMTY Certificates evidencing, in the aggregate, the proper number of shares of CMTY Common Stock, a check in the proper amount of cash in lieu of any fractional shares and any dividends or other distributions to which such holder is entitled pursuant to Section 2.07(d), as applicable and appropriate, may be issued with respect to such East Prospect Common Stock to such a transferee if the East Prospect Certificate representing such shares of East Prospect Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(g)   If any East Prospect Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed East Prospect Certificate, upon the making of a sworn affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration, and any dividends or other distributions to which such holder is entitled pursuant to this Section 2.06 as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such East Prospect Certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed East Prospect Certificate to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against East Prospect , CMTY or the Exchange Agent or any other party with respect to the East Prospect Certificate alleged to have been lost, stolen or destroyed.

2.07  Anti-Dilution Provisions. If CMTY shall, at any time before the Effective Date:

(a)   declare a dividend in shares of CMTY Common Stock with a record date on or prior to the Closing Date;

(b)   combine the outstanding shares of CMTY Common Stock into a smaller number of shares;

(c)   resolve to effect a split or subdivide the outstanding shares of CMTY Common Stock with a record date on or prior to the Closing Date; or

(d)   reclassify the shares of CMTY Common Stock; then, in any such event, the number of shares of CMTY Common Stock to be delivered to East Prospect shareholders who are entitled to receive shares of CMTY Common Stock in exchange for shares of East Prospect Common Stock shall be adjusted so that each East Prospect shareholder shall be entitled to receive such number of shares of CMTY Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event. In addition, in the event that, prior to the Effective Date, CMTY enters into an agreement pursuant to which shares of CMTY Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each East Prospect shareholder entitled to receive shares of CMTY Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Date had occurred immediately prior to the happening of such event.

ARTICLE III-  REPRESENTATIONS AND WARRANTIES OF EAST PROSPECT

East Prospect hereby represents and warrants, on the date hereof and on the Closing Date, to CMTY and Community that:

3.01  Organization.

(a)   East Prospect is a banking institution duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. East Prospect has the corporate power and authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. East Prospect is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(b)   The deposits of East Prospect are insured by the Deposit Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Reform Act of 2005.

(c)   East Prospect has no direct or indirect Subsidiaries.

(d)   The minute books of East Prospect accurately reflect all material corporate actions of its shareholders and board of directors, including committees, in each case in accordance with normal business practice of East Prospect.

(e)   East Prospect has delivered or made available to CMTY true and correct copies of the articles of incorporation and bylaws of East Prospect, each as in effect on the date hereof.

3.02  Capitalization.

(a)   The authorized capital stock of East Prospect consists of 120,000 shares of common stock, par value $10.00 per share (“East Prospect Common Stock”), of which at the date hereof 38,000 shares are validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights, and no shares are held as treasury shares. East Prospect has not issued, nor is East Prospect bound by, any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of East Prospect Common Stock or any other security of East Prospect or any securities representing the right to vote, purchase or otherwise receive any shares of East Prospect Common Stock or any other security of East Prospect.

(b)   East Prospect does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests in its investment portfolio, equity interests held in connection with East Prospect ’s commercial loan activities, or as set forth in East Prospect Disclosure Schedule 3.02(b).

(c)   To the Knowledge of East Prospect, no person or group is the beneficial owner of 5% or more of the outstanding shares of East Prospect Common Stock (the terms “person,” “group” and “beneficial owner” are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder), except as set forth on East Prospect Disclosure Schedule 3.02(c).

3.03  Authority; No Violation.

(a)   East Prospect has full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by East Prospect and the consummation by East Prospect of the Contemplated Transactions have been duly and validly approved by the Board of Directors of East Prospect and, except for approval by the shareholders of East Prospect as required by the Banking Code, no other corporate proceedings on the part of East Prospect are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by East Prospect and, subject to approval by the shareholders of East Prospect and subject to receipt of the required approvals of Regulatory Authorities described in Section 4.04 hereof, constitutes the valid and binding obligation of East Prospect , enforceable against East Prospect in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)   Subject to (i) receipt of approval from the shareholders of East Prospect , (ii) receipt of approvals from the Regulatory Authorities referred to in Section 4.04 hereof and (iii) East Prospect ’s and CMTY’s compliance with any conditions contained therein, the execution and delivery of this Agreement by East Prospect , the consummation of the Merger, and compliance by East Prospect with any of the terms or provisions hereof, do not and will not:

(A)   conflict with or result in a breach of any provision of the articles of incorporation or bylaws of East Prospect;

(B)   violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to East Prospect or any of its properties or assets; or

(C)   except as described in East Prospect Disclosure Schedule 3.03, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of East Prospect under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which East Prospect is a party, or by which it or any of its properties or assets may be bound or affected, excluding from clauses (B) and (C) hereof, any items which, in the aggregate, would not have a Material Adverse Effect.

3.04  Consents. Except as described in Section 4.04 of this Agreement, no consents or approvals of, or filings or registrations with, any public body or authority are necessary and, except as described in East Prospect Disclosure Schedule 3.04 or where the failure to obtain any consent or approval would constitute a Material Adverse Effect, no consents or approvals of any third party to a Material Contract are (or will be ) necessary in connection with the execution and delivery of this Agreement by East Prospect or, subject to the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 4.04 hereof and compliance with any conditions contained therein and subject to the approval of this Agreement by the shareholders of East Prospect as required under the Banking Code, the consummation by East Prospect of the Contemplated Transactions.

3.05  Financial Statements.

(a)   The East Prospect Financials fairly present, in all material respects, the financial position, results of operations and cash flows of East Prospect as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, except in each case as may be noted therein.

(b)   To the Knowledge of East Prospect and except as set forth in East Prospect Disclosure Schedule 3.05(b), East Prospect did not, as of June 30, 2006, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the East Prospect Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect.

3.06  No Material Adverse Change. East Prospect has not suffered any adverse change in its assets, business, financial condition or results of operations since June 30, 2006, which change has had a Material Adverse Effect.

3.07  Taxes.

(a)   East Prospect has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, East Prospect on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from East Prospect to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect.

(b)   No consent pursuant to IRC Section 341(f) has been filed, or will be filed prior to the Closing Date, by or with respect to East Prospect.

(c)   To the Knowledge of East Prospect, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon East Prospect, nor has East Prospect been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

(d)   Proper and accurate amounts have been withheld by East Prospect from its employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so is not reasonably likely to have a Material Adverse Effect.

3.08  Contracts.

(a)   Except as described in East Prospect Disclosure Schedule 3.08(a), East Prospect is not a party to or subject to:

(i)   any employment, consulting, severance, “change-in-control” or termination contract or arrangement with any officer, director, employee, independent contractor, agent or other person, except for “at will” arrangements;

(ii)   any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any officer, director, employee, independent contractor, agent or other person;

(iii)   any collective bargaining agreement with any labor union relating to employees;

(iv)   any agreement which by its terms limits the payment of dividends by East Prospect;

(v)   except in the ordinary course of business, any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which East Prospect is an obligor to any person, other than deposits, repurchase agreements, bankers acceptances and treasury tax and loan accounts established in the ordinary course of business, instruments relating to transactions entered into in the customary course of the banking business of East Prospect , including FHLB advances and transactions in “federal funds,” or which contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Closing Date;

(vi)   any contract, other than this Agreement, which restricts or prohibits it from engaging in any type of business permissible under applicable law;

(vii)   any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

(viii)   any lease for real property;

(ix)   any contract or arrangement with any broker-dealer or investment adviser;

(x)   any investment advisory contract with any investment company registered under the Investment Company Act of 1940;

(xi)   any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization;

(xii)   any contract or arrangement for the acquisition of, or any payment in connection with the acquisition of, any equity interest in, or substantially all the assets of, any business organization; or

(xiii)   any Material Contract.

(b)   (i) All the contracts, plans, arrangements and instruments listed in East Prospect Disclosure Schedule 3.08(a) are in full force and effect on the date hereof, and neither East Prospect, nor, to the Knowledge of East Prospect , any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument the breach of which or default under which will have a Material Adverse Effect, and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the Contemplated Transactions, the termination of which will have a Material Adverse Effect.

(ii) Except as otherwise described in East Prospect Disclosure Schedule 3.08(a), no plan, employment agreement, termination agreement or similar agreement or arrangement to which East Prospect is a party or by which East Prospect may be bound:

(A)   contains provisions which permit an employee or an independent contractor to terminate it without cause and continue to accrue future benefits thereunder;

(B)   provides for acceleration in the vesting of benefits thereunder upon the occurrence of a change in ownership or control or merger or other acquisition of East Prospect; or

(C)   requires East Prospect to provide a benefit in the form of East Prospect Common Stock or determined by reference to the value of East Prospect Common Stock.

3.09  Ownership of Property; Insurance Coverage.

(a)   East Prospect has, and will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all material assets and properties owned by East Prospect, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the East Prospect Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

(i)   those items that secure liabilities for borrowed money and that are described in East Prospect Disclosure Schedule 3.09(a) or permitted under Article V hereof;

(ii)   statutory liens for amounts not yet delinquent or which are being contested in good faith;

(iii)   liens for current taxes not yet due and payable;

(iv)   pledges to secure deposits and other liens incurred in the ordinary course of banking business;

(v)   such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent; and

(vi)    dispositions and encumbrances for adequate consideration in the ordinary course of business.

East Prospect has the right under leases of material properties used by it in the conduct of its business to occupy and use all such properties in all material respects as presently occupied and used by it.

(b)   With respect to all agreements pursuant to which East Prospect has purchased securities subject to an agreement to resell, if any, East Prospect has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby, except to the extent that any failure to obtain such a lien or maintain such collateral would not, individually or in the aggregate, have a Material Adverse Effect.

(c)   East Prospect maintains insurance in amounts considered by East Prospect to be reasonable for its operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. East Prospect has not received notice from any insurance carrier that:

(i)   such insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii)   premium costs with respect to such insurance will be substantially increased; except to the extent such cancellation, reduction, elimination or increase would not have a Material Adverse Effect.

(d)   East Prospect maintains such fidelity bonds, directors’ and officers’ liability insurance and errors and omissions insurance as may be customary or required under applicable laws or regulations.

3.10  Legal Proceedings. East Prospect is not a party to any, and there are no pending or, to the Knowledge of East Prospect , threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries of any nature:

(a)   against East Prospect;

(b)   to which the assets of East Prospect are subject;

(c)   challenging the validity or propriety of any of the Contemplated Transactions; or

(d)   which could have a Material Adverse Effect on the ability of East Prospect to perform its obligations under this Agreement; except for any proceedings, claims, actions, investigations, or inquiries referred to in clauses (a) or (b) of this Section 3.10 which, individually or in the aggregate, would not have a Material Adverse Effect.

3.11  Compliance with Applicable Law and Agreements.

(a)   East Prospect holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to it, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its business or otherwise have a Material Adverse Effect.

(b)   East Prospect have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect.

(c)   Except as set forth on East Prospect Disclosure Schedule 3.11(c), no Regulatory Authority has initiated any proceeding or, to the Knowledge of East Prospect , investigation into the business or operations of East Prospect, except where any such proceedings or investigations will not, individually or in the aggregate, have a Material Adverse Effect, or such proceedings or investigations have been terminated or otherwise resolved.

(d)   Except as set forth on East Prospect Disclosure Schedule 3.11(d), East Prospect has not received any notification or communication from any Regulatory Authority:

(i)   asserting that East Prospect is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii)   threatening to revoke any license, franchise, permit or governmental authorization which is material to East Prospect;

(iii)   requiring or threatening to require East Prospect, or indicating that East Prospect may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of East Prospect, including without limitation any restriction on the payment of dividends; or

(iv)   directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of East Prospect (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a “Regulatory Agreement”).

(e)   East Prospect has not consented to or entered into any pending Regulatory Agreement.

(f)   To the Knowledge of East Prospect, except as set forth in East Prospect Disclosure Schedule 3.11(f), there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement which if resolved in a manner adverse to East Prospect would have a Material Adverse Effect.

(g)   There is no injunction, order, judgment or decree imposed upon East Prospect or the assets of East Prospect which has had, or, to the Knowledge of East Prospect, would have, a Material Adverse Effect.

(h)   East Prospect has not breached or defaulted on any agreement, contract, commitment, arrangement or other instrument to which it is a party or by which it may be bound, other than any breach or default that would not have a Material Adverse Effect.

3.12  ERISA.

(a)   East Prospect has made available or delivered to CMTY true and complete copies of any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are listed in East Prospect Disclosure Schedule 3.12(a), currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of East Prospect or any other entity (an “East Prospect ERISA Affiliate”) that, together with East Prospect , is treated as a single employer under IRC Sections 414(b), (c), (m) or (o) (collectively, the “East Prospect Benefit Plans”), together with:

(i)   the most recent actuarial reports (if any) and financial reports relating to those East Prospect Benefit Plans which constitute “qualified plans” under IRC Section 401(a);

(ii)   the most recent Form 5500 (if any) relating to such East Prospect Benefit Plans filed by them, respectively, with the IRS; and

(iii)   the most recent IRS determination letters which pertain to any such East Prospect Benefit Plans.

(b)   Neither East Prospect nor any East Prospect ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by East Prospect or any East Prospect ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan.

(c)   Neither East Prospect nor any East Prospect ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d)   Each East Prospect Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC, except where any such non-compliance would not have a Material Adverse Effect.

(e)   There is no existing, or, to the Knowledge of East Prospect , contemplated, audit of any East Prospect Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, there are no pending or threatened claims by, on behalf of or with respect to any East Prospect Benefit Plan, or by or on behalf of any individual participant or beneficiary of any East Prospect Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of East Prospect , is there any basis for such claim.

(f)   Except as set forth in East Prospect Disclosure Schedule 3.12(f), with respect to any services which East Prospect may provide as a record-keeper, consultant, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any East Prospect Benefit Plan), to the Knowledge of East Prospect , East Prospect:

(i)   has correctly computed all contributions, payments or other amounts in accordance with the applicable documents of any such plan, program or arrangement;

(ii)   has not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

(iii)   has not breached any duty imposed on East Prospect acting as a record-keeper, consultant, administrator, custodian, fiduciary or trustee by ERISA: and

(iv)   has not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services; except where any such action or inaction would not have a Material Adverse Effect.

3.13  Brokers and Finders. Neither East Prospect, nor any of its officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions, except for Ryan Beck.

3.14  Environmental Matters.

(a)   Except as set forth in East Prospect Disclosure Schedule 3.14(a), to the Knowledge of East Prospect, neither East Prospect, nor any property owned or operated by East Prospect , has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect. There are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of East Prospect , threatened, or any investigation pending, relating to the liability of East Prospect with respect to any property owned or operated by East Prospect under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.

(b)   To the Knowledge of East Prospect, no property, now or formerly owned or operated by East Prospect or on which East Prospect holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), on the Comprehensive Environmental Response Compensation and Liabilities Information System, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against East Prospect for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claim, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

3.15  Business of East Prospect . Since June 30, 2006, neither East Prospect has, in any material respect:

(a)   increased the wages, salaries, compensation, pension or other employee benefits payable to any executive officer, employee or director, except as is permitted in Section 5.01(d);

(b)   terminated any material employee benefit plans;

(c)   deferred routine maintenance of real property or leased premises;

(d)   eliminated a reserve where the liability related to such reserve has remained;

(e)   failed to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

(f)   had extraordinary reduction or deferral of ordinary or necessary expenses.

3.16  CRA Compliance. East Prospect is in material compliance with the applicable provisions of the CRA, and, as of the date hereof, East Prospect has received a CRA rating of

 “satisfactory” or better from the FDIC. To the Knowledge of East Prospect , there is no fact or circumstance or set of facts or circumstances which would cause East Prospect to fail to comply with such provisions in a manner which would have a Material Adverse Effect.

3.17  Information to be Supplied.

(a)   The information supplied by East Prospect for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to shareholders of East Prospect, and up to and including the date of the East Prospect Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(b)   The information supplied by East Prospect for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

3.18  Related Party Transactions.

(a)   Except as set forth on East Prospect Disclosure Schedule 3.18, or as disclosed in the footnotes to the East Prospect Financials, as of the date hereof, East Prospect is not a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of East Prospect, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other “persons” (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder), except with respect to variations in such terms as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)   Except as set forth in East Prospect Disclosure Schedule 3.18, as of the date hereof, no loan or credit accommodation to any East Prospect Affiliate is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended in any manner which would have a Material Adverse Effect. To the Knowledge of East Prospect , as of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.

3.19  Loans. To the Knowledge of East Prospect, all loans reflected as assets in the East Prospect Financials are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests which have been perfected, excluding loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect.

3.20  Allowance for Loan Losses. The allowance for loan losses shown, and to be shown, on the balance sheets contained in the East Prospect Financials have been, and will be, established in accordance with GAAP and all applicable regulatory criteria.

3.21  Reorganization. As of the date hereof, East Prospect does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC. East Prospect shall not take any action which would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC.

3.22  Fairness Opinion. East Prospect has received a written opinion from Ryan Beck to the effect that, as of the date hereof, the transaction is fair to the East Prospect shareholders from a financial point of view.

3.23  Shareholder Documents.

(a)   East Prospect has delivered or made available to CMTY copies of the annual reports to shareholders for the years 2003, 2004 and 2005 that were delivered with its proxy statements for such years.

(b)   East Prospect’s annual reports and proxy materials used in connection with its meetings of shareholders held in 2006 and 2005 complied, in all material respects, with the BCL and the Banking Code, to the extent applicable thereto, and all such reports and proxy materials did not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

3.24  “Well Capitalized”. East Prospect is “well capitalized” within the meaning of the FRB’s and FDIC’s regulations. East Prospect will be “well capitalized” on the Closing Date.

3.25  Quality of Representations. To the Knowledge of East Prospect , no representation made by East Prospect in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

ARTICLE IV-   REPRESENTATIONS AND WARRANTIES OF CMTY

The Community Parties hereby jointly and severally represent and warrant, on the date hereof and on the Closing Date, to East Prospect that:

4.01  Organization.

(a)   CMTY is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. CMTY is a bank holding company duly registered under the BHC Act and has made a valid financial holding company election. CMTY has the corporate power to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. CMTY is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(b)   Community is a bank and trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Community has the corporate power to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Community is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c)   The deposits of Community are insured by the Deposit Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Reform Act of 2005.

(d)   The respective minute books of CMTY and each CMTY Subsidiary accurately reflect all material corporate actions of their respective shareholders and boards of directors, including committees, in each case in accordance with the normal business practice of CMTY and each CMTY Subsidiary.

(e)   CMTY has made available to East Prospect true and correct copies of the respective articles of incorporation, articles of association and bylaws of CMTY and each CMTY Subsidiary, as in effect on the date hereof.

(f)   Each CMTY Subsidiary is (i) duly organized, validly existing and in good standing under the laws of either the United States of America or of the Subsidiary’s state of organization, (ii) has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it, (iii) is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

4.02  Capitalization.

(a)   The authorized capital stock of CMTY consists of (a) 50,000,000 shares of common stock, par value of $5.00 (“CMTY Common Stock”), of which 1,019,202 shares are validly issued and held by CMTY as treasury stock and 24,478,472 shares are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights, and (b) 500,000 shares of preferred stock, without par value, of which none are issued. CMTY has not issued nor is CMTY bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of CMTY Common Stock or any other security of CMTY or any securities representing the right to vote, purchase or otherwise receive any shares of CMTY Common Stock or any other security of CMTY, except (i) for options to acquire shares of CMTY Common Stock issued under CMTY’s various stock option plans, (ii) pursuant to CMTY’s employee stock purchase plan and dividend reinvestment plan, (iii) pursuant to the Rights Agreement and (iv) this Agreement.

(b)   CMTY owns, directly or indirectly, all of the capital stock of Community and the capital stock and membership interests of the other CMTY Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of Community Banks or any other CMTY Subsidiary. Except for the CMTY Subsidiaries, CMTY does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests in the investment portfolios of CMTY’s Subsidiaries, equity interests held by CMTY or CMTY’s Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Community Banks.

4.03  Authority; No Violation.

(a)   The Community Parties have full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by the Community Parties and the consummation by the Community Parties of the Contemplated Transactions have been duly and validly approved by the respective Boards of Directors of the Community Parties, and no other corporate proceedings on the part of the Community Parties are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by the Community Parties and, subject to the required approvals of Regulatory Authorities described in Section 4.04 hereof, constitutes the valid and binding obligation of the Community Parties, enforceable against the Community Parties in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)   Subject to (i) receipt of approvals from the Regulatory Authorities referred to in Section 4.04 hereof and (ii) the Parties’ compliance with any conditions contained therein, the execution and delivery of this Agreement by the Community Parties, the consummation of the Contemplated Transactions, and compliance by the Community Parties with any of the terms or provisions hereof, do not and will not:

(A)   conflict with or result in a breach of any provision of the respective articles of incorporation, articles of association or bylaws of CMTY or any CMTY Subsidiary;

(B)   violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to CMTY or any CMTY Subsidiary or any of their respective properties or assets; or

(C)   violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CMTY or any CMTY Subsidiary under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which CMTY or any CMTY Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, excluding from clauses (B) and (C) any such items which, in the aggregate, would not have a Material Adverse Effect.

4.04  Consents.

Except for consents and approvals of, or filings with, the SEC, the FRB, the FDIC, the PDB, the PDS, the NASD and state securities authorities, no consents or approvals of, or filings or registrations with, any public body or authority are necessary and, except where the failure to obtain any consent or approval would constitute a Material Adverse Effect, no consents or approvals of any third party to a Material Contract are (or will be) necessary in connection with the execution and delivery of this Agreement by the Community Parties or the consummation of the Contemplated Transactions. Shareholders of CMTY are not entitled to exercise dissenters’ rights in connection with the Contemplated Transactions under applicable law.

4.05  Financial Statements.

(a)   CMTY has filed the CMTY Financials with the SEC, except those pertaining to quarterly periods commencing after June 30, 2006, which it will file on or before the applicable deadline. The filed CMTY Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of CMTY as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, except in each case as may be noted therein, and subject to normal year-end adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(b)   To the Knowledge of CMTY, CMTY did not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the CMTY Financials as of June 30, 2006, which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect.

4.06  No Material Adverse Change. Neither CMTY nor any CMTY Subsidiary has suffered any adverse change in their respective assets, financial condition or results of operations since June 30, 2006 which change has had a Material Adverse Effect.

4.07  Taxes.

(a)   CMTY and the CMTY Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which CMTY is the common parent. CMTY has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, CMTY and the CMTY Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from CMTY or any CMTY Subsidiary to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect.

(b)   No consent pursuant to IRC Section 341(f) has been filed, or will be filed prior to the Closing Date, by or with respect to CMTY or any CMTY Subsidiary.

(c)   To the Knowledge of CMTY, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon CMTY or any CMTY Subsidiary, nor has CMTY nor any CMTY Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

(d)   Proper and accurate amounts have been withheld by CMTY and each CMTY Subsidiary from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so is not reasonably likely to have a Material Adverse Effect.

4.08  Contracts. Except as described on CMTY Disclosure Schedule 4.08 or in documents listed as exhibits to CMTY’s Securities Documents, neither CMTY nor any CMTY Subsidiary is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by CMTY or any CMTY Subsidiary, (ii) any contract, other than this Agreement, which restricts or prohibits it from engaging in any type of business permissible under applicable law or (iii) any agreement which may adversely affect the ability of CMTY or any CMTY Subsidiary to consummate the Contemplated Transactions.

4.09  Ownership of Property; Insurance Coverage.

(a)   CMTY and each CMTY Subsidiary has, and will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all material assets and properties owned by CMTY or such CMTY Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the CMTY Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

(i)   those items that secure liabilities for borrowed money and that are described in CMTY Disclosure Schedule 4.09 or permitted under Article V hereof;

(ii)   statutory liens for amounts not yet delinquent or which are being contested in good faith;

(iii)   liens for current taxes not yet due and payable;

(iv)   pledges to secure deposits and other liens incurred in the ordinary course of banking business;

(v)   such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent; and

(vi)   dispositions and encumbrances for adequate consideration in the ordinary course of business.

CMTY and each CMTY Subsidiary have the right under leases of material properties used by CMTY or such CMTY Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them.

(b)   With respect to all agreements pursuant to which CMTY or any CMTY Subsidiary has purchased securities subject to an agreement to resell, if any, CMTY or such CMTY Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby, except to the extent that any failure to obtain such a lien or maintain such collateral would not, individually or in the aggregate, have a Material Adverse Effect.

(c)   CMTY and each CMTY Subsidiary maintain insurance in amounts considered by CMTY to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither CMTY nor any CMTY Subsidiary has received notice from any insurance carrier that:

(i)   such insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii)   premium costs with respect to such insurance will be substantially increased; except to the extent such cancellation, reduction, elimination or increase would not have a Material Adverse Effect.

(d)   CMTY and each CMTY Subsidiary maintain such fidelity bonds, directors’ and officers’ liability insurance and errors and omissions insurance as may be customary or required under applicable laws or regulations.

4.10  Financing. At the Effective Date, CMTY will have available cash sufficient to pay the amounts required to pay the Cash Consideration pursuant to this Agreement and shares available and reserved to pay the Common Stock Consideration, upon consummation of the Merger.

4.11  Legal Proceedings. Except as set forth in CMTY Disclosure Schedule 4.11, neither CMTY nor any CMTY Subsidiary is a party to any, and there are no pending or, to the Knowledge of CMTY, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries of any nature:

(a)   against CMTY or any CMTY Subsidiary;

(b)   to which the assets of CMTY or any CMTY Subsidiary are subject;

(c)   challenging the validity or propriety of any of the Contemplated Transactions; or

(d)   which could materially adversely affect the ability of CMTY or any other CMTY Subsidiary to perform their respective obligations under this Agreement and the Bank Plan of Merger; except for any proceedings, claims, actions, investigations, or inquiries referred to in clauses (a) or (b) which, individually or in the aggregate, would not have a Material Adverse Effect.

4.12  Compliance with Applicable Law and Agreements.

(a)   CMTY and each CMTY Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their respective businesses nor otherwise have a Material Adverse Effect.

(b)   CMTY and each CMTY Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect.

(c)   No Regulatory Authority has initiated any proceeding or, to the Knowledge of CMTY, investigation into the businesses or operations of CMTY or any of its Subsidiaries, except where any such proceedings or investigations will not, individually or in the aggregate, have a Material Adverse Effect, or such proceedings or investigations have been terminated or otherwise resolved.

(d)   Neither CMTY nor any CMTY Subsidiary has received any notification or communication from any Regulatory Authority:

(i)   asserting that CMTY or any CMTY Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii)   threatening to revoke any license, franchise, permit or governmental authorization which is material to CMTY or any CMTY Subsidiary;

(iii)   requiring or threatening to require CMTY or any CMTY Subsidiary, or indicating that CMTY or any CMTY Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of CMTY or any CMTY Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv)   directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of CMTY or any CMTY Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a “Regulatory Agreement”); in each case except as heretofore disclosed to East Prospect .

(e)   Neither CMTY nor any CMTY Subsidiary has received, consented to, or entered into any pending Regulatory Agreement.

(f)   To the Knowledge of CMTY, there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement which if resolved in a manner adverse to CMTY or any CMTY Subsidiary would have a Material Adverse Effect.

(g)   There is no injunction, order, judgment or decree imposed upon CMTY or any CMTY Subsidiary or the assets of CMTY or any CMTY Subsidiary which has had, or, to the Knowledge of CMTY, would have, a Material Adverse Effect.

(h)   Neither CMTY nor any CMTY Subsidiary has breached or defaulted on any agreement, contract, commitment, arrangement or other instrument to which any of them is a party or by which any of them may be bound, other than any breach or default that would not have a Material Adverse Effect.

4.13  ERISA.

(a)   CMTY has delivered or made available to East Prospect true and complete copies of any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are listed in CMTY Disclosure Schedule 4.13, currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of CMTY or any other entity (a “CMTY ERISA Affiliate”) that, together with CMTY, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o) (collectively, the “CMTY Benefit Plans”), together with:

(i)   the most recent actuarial reports (if any) and financial reports relating to those CMTY Benefit Plans which constitute “qualified plans” under IRC Section 401(a);

(ii)   the most recent Form 5500 (if any) relating to such CMTY Benefit Plans filed by them, respectively, with the IRS; and

(iii)   the most recent IRS determination letters which pertain to any such CMTY Benefit Plans.

(b)   Neither CMTY nor any CMTY ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by CMTY or any CMTY ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan.

(c)   Neither CMTY nor any CMTY ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d)   Each CMTY Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC, except where any such non-compliance would not have a Material Adverse Effect.

(e)   There is no existing, or, to the Knowledge of CMTY, contemplated, audit of any CMTY Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, there are no pending or threatened claims by, on behalf of or with respect to any CMTY Benefit Plan, or by or on behalf of any individual participant or beneficiary of any CMTY Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of CMTY, is there any basis for such claim.

4.14  Brokers and Finders. Neither CMTY, any CMTY Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions.

4.15  Information to be Supplied.

(a)   The information supplied by the Community Parties for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to shareholders of East Prospect, and up to and including the date of the East Prospect Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(b)   The information supplied by the Community Parties for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

4.16  Reorganization. As of the date hereof, CMTY does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC. CMTY shall not take any action which would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC.

4.17  CMTY Common Stock. The shares of CMTY Common Stock to be issued and delivered to East Prospect shareholders in accordance with this Agreement, when so issued and delivered, will be validly authorized and issued and fully paid and non-assessable, and no shareholder of CMTY shall have any pre-emptive right with respect thereto.

4.18  Securities Documents. CMTY has delivered to or made available to East Prospect copies of:

(a)   the annual reports to shareholders for the years 2003, 2004 and 2005 that were delivered with its proxy statements for such years;

(b)   all other reports, registration statements and filings of CMTY filed with the SEC since January 1, 2006; and

(c)   CMTY’s proxy materials used in connection with its meetings of shareholders held in 2006 and 2005.

Such reports and proxy materials complied, in all material respects, and any future SEC reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto. All such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

4.19  Rights Agreement. No event or circumstance has occurred resulting in, and neither the execution nor consummation of this Agreement by CMTY will result in the grant, issuance or triggering of any right or entitlement or the obligation to grant or issue any interest in CMTY Common Stock or enable or allow any right or other interest associated with the Rights Agreement to be exercised, distributed or triggered.

4.20  “Well Capitalized”. CMTY and Community are “well capitalized” within the meaning of the FRB’s and FDIC’s regulations, respectively. CMTY and Community will be “well capitalized” on the Closing Date.

4.21  Quality of Representations. To the Knowledge of CMTY, no representation made by the Community Parties in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

ARTICLE V-   COVENANTS OF THE PARTIES

5.01  Conduct of East Prospect’s Business. Through the Closing Date, East Prospect shall, in all material respects, conduct its business and engage in transactions only in the ordinary course and consistent with past practice, except as otherwise required or contemplated by this Agreement or with the written consent of the Community Parties. East Prospect shall use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of East Prospect and others with whom business relationships exist. Through the Closing Date, except as otherwise consented to in writing by the Community Parties (such consent shall not be unreasonably withheld) or as permitted by this Agreement, East Prospect shall not:

(a)   change any provision of its articles of incorporation or of its bylaws;

(b)   change the number of authorized or issued shares of its capital stock; repurchase any shares of capital stock; or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; declare, set aside or pay any dividend or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of East

Prospect capital stock; except that East Prospect may declare and pay quarterly cash dividends at a rate of $3.80 per share each quarter until the Closing Date and, for the fourth quarter of 2006, at the rate of $7.60 per share, in accordance with past practice, provided that nothing contained in this Agreement shall be construed to permit East Prospect shareholders to receive two quarterly dividends from East Prospect and CMTY in any calendar quarter or to deny or prohibit them from receiving one quarterly dividend from East Prospect or CMTY in any calendar quarter, and the parties shall cooperate with one another to coordinate quarterly dividend payment dates and record dates in the quarter in which the Closing Date is reasonably anticipated to occur to achieve such results;

(c)   grant any severance or termination pay to or enter into or amend any employment, consulting, severance, “change-in-control” or termination contract or arrangement with any officer, director, employee, independent contractor, agent or other person associated with East Prospect;

(d)   grant job promotions or increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with East Prospect , except for:

(i)   routine periodic pay increases, selective merit pay increases and pay raises in connection with promotions, all in accordance with past practice; provided, however, that such pay increases and raises shall not exceed five percent (5%) in the aggregate;

(ii)   subject to the approval of CMTY, which shall not be unreasonably withheld, annual bonuses in the ordinary course for 2006, determined consistently with past practice, to be payable on or before December 31, 2006, to persons designated by East Prospect; and

(e)   merge or consolidate with any other corporation; sell or lease all or any substantial portion of its assets or businesses; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization; enter into a purchase and assumption transaction with respect to deposits, loans or liabilities; relocate or surrender its certificate of authority to maintain, or file an application for the relocation of, any existing office; file an application for a certificate of authority to establish a new office; change the status of any office as to its supervisory jurisdiction; or fail to maintain and enforce in any material respect its code of ethics and applicable compliance procedures;

(f)   sell or otherwise dispose of any material asset, other than in the ordinary course of business, consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance, other than in the ordinary course of business consistent with past practice; modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business; incur any indebtedness for borrowed money, except in the ordinary course of business, consistent with past practice;

(g)   take any action which would result in any of the conditions set forth in Article VI hereof not being satisfied;

(h)   change any method, practice or principle of accounting, except as required by changes in GAAP concurred in by its independent certified public accountants; or change any assumption underlying, or any method of calculation of, depreciation of any type of asset or establishment of any reserve;

(i)   waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material agreement to which it is a party, other than in the ordinary course of business, consistent with past practice;

(j)   implement any pension, retirement, profit-sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or except as may otherwise be provided for herein, amend any existing plan or arrangement except as required by law;

(k)   amend or otherwise modify its underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice;

(l)   enter into, renew, extend or modify any other transaction with any Affiliate, other than deposit and loan transactions in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

(m)   enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

(n)   take any action that would accelerate any right of payment to any individual under any employment agreement, except (i) in the ordinary course of business consistent with past practice or (ii) for the execution of this Agreement;

(o)   purchase any security for its investment portfolio rated less than “AAA” or higher by either Standard & Poor’s Corporation or higher by Moody’s Investor Services, Inc.;

(p)   except as approved by CMTY, which approval shall not be unreasonably withheld, make any capital expenditure of $25,000 or more; or undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of business, involving an unbudgeted expenditure by East Prospect of more than $25,000, or extending beyond twelve (12) months from the date hereof;

(q)   take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(r)   agree to do any of the foregoing.

5.02  Access; Confidentiality. Through the Closing Date:

(a)   Each Party hereto shall afford to the other, including its authorized agents and representatives, reasonable access to its and its Subsidiaries’ businesses, properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of each party shall furnish the other party making such investigation, including its authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request.

(b)   Each Party hereto agrees that it, and its authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other party’s normal operations and customer and employee relationships. Neither East Prospect, the Community Parties, nor any CMTY Subsidiary, shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

(c)   All information furnished to CMTY or East Prospect by the other in connection with the Contemplated Transactions, whether prior to the date of this Agreement or subsequent hereto, shall be held in confidence to the extent required by, and in accordance with, the Confidentiality Agreement.

5.03  Regulatory Matters. Through the Closing Date:

(a)   CMTY and East Prospect shall cooperate with one another in the preparation of the Registration Statement (including the Prospectus/Proxy Statement) and all Applications and the making of all filings for, and shall use their reasonable best efforts to obtain, as promptly as practicable, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions. CMTY and East Prospect shall each give the other reasonable time to review any Application to be filed by it prior to the filing of such Application with the relevant Regulatory Authority, and each shall consult the other with respect to the substance and status of such filings. The Registration Statement shall be filed within 90 days of the date hereof.

(b)   East Prospect and the Community Parties shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority in respect of the Contemplated Transactions.

(c)   East Prospect and the Community Parties shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including any report filed with the SEC, made by or on behalf of such party to or with any Regulatory Authority in connection with the Contemplated Transactions, and in each such case, such information shall be accurate and complete in all material respects. In connection therewith, East Prospect and the Community Parties shall use their reasonable good faith efforts to provide each other certificates, “comfort” letters and other documents reasonably requested by the other.

5.04  Taking of Necessary Actions. Through the Closing Date, in addition to the specific agreements contained herein, each Party hereto shall use reasonable best efforts to take all actions, and to do all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Contemplated Transactions including, if necessary, appealing any adverse ruling in respect of any Application.

5.05  No Solicitation. East Prospect shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to:

(a)   initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes an Acquisition Proposal (as defined herein);

(b)   enter into or maintain or continue discussions or negotiate with any person in furtherance of an Acquisition Proposal, unless the failure to do so, in the good faith judgment of the East Prospect Board of Directors, after consultation with its legal counsel, could reasonably constitute a breach of fiduciary duty by the directors of East Prospect under the laws of the Commonwealth of Pennsylvania; or

(c)   agree to or endorse any Acquisition Proposal, unless the failure to do so, in the good faith judgment of the East Prospect Board of Directors, after consultation with its legal counsel, could reasonably constitute a breach of fiduciary duty by the directors of East Prospect under the laws of the Commonwealth of Pennsylvania.

East Prospect shall notify CMTY as promptly as practicable, in reasonable detail, as to any inquiries and proposals which it or any of its representatives or agents may receive.

As used herein, the term “Acquisition Proposal” means a bona fide proposal (including a written communication) from a party other than CMTY or an Affiliate of CMTY for: (A) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of East Prospect, or any other business combination involving East Prospect; or (B) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 24.9% or more of the then outstanding shares of East Prospect Common Stock.

5.06  Update of Disclosure Schedules. Through the Closing Date, East Prospect shall update the East Prospect Disclosure Schedules, and the Community Parties shall update the CMTY Disclosure Schedules, as promptly as practicable after the occurrence of any event which, if such event had occurred prior to the date hereof, would have been disclosed on such schedule.

5.07  Other Undertakings by CMTY and East Prospect .

(a)   Undertakings of East Prospect .

(i)   Shareholder Approval. East Prospect shall submit this Agreement to its shareholders for approval at a meeting (the “East Prospect Shareholders Meeting”) with the recommendation (unless it believes, after consultation with its legal counsel, that such recommendation could reasonably violate the fiduciary duties of the East Prospect Board of Directors) of its Board of Directors to such shareholders to approve this Agreement. The East Prospect Shareholders Meeting shall be held not later than 45 days (subject to the effectiveness of the Registration Statement) after all consents of Regulatory Authorities have been received and all other conditions have been satisfied or waived (other than those conditions which are to be fulfilled at the Closing). In the event East Prospect receives an Acquisition Proposal and it has not violated Section 5.05 of this Agreement, nothing set forth in this Agreement shall prohibit East Prospect from submitting an Acquisition Proposal to its shareholders for consideration.

(ii)   Phase I Environmental Audit. East Prospect shall permit the Community Parties, if they elect to do so, at their own cost and expense, to cause a “Phase I environmental audit” to be performed at any physical location owned or occupied by East Prospect.

(b)   Undertakings of the Community Parties and East Prospect .

(i)   Filings and Approvals. The Community Parties and East Prospect shall cooperate with each other in the preparation and filing, as soon as practicable, of:

(A)   the Applications;

(B)   the Registration Statement (including the Prospectus/Proxy Statement) and related filings, if any, under state securities laws relating to the Merger; and

(C)   all other documents necessary to obtain any other approvals and consents required to effect consummation of the Contemplated Transactions.

(ii)   Public Announcements. The Community Parties and East Prospect shall agree upon the form and substance of any press release related to this Agreement and the Contemplated Transactions, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary under applicable law.

(iii)   Maintenance of Insurance. The Community Parties and East Prospect shall maintain insurance in such amounts as the Community Parties and East Prospect, respectively, believe are reasonable to cover such risks as are customary in relation to the character and location of their respective properties and the nature of their respective businesses.

(iv)   Maintenance of Books and Records. The Community Parties and East Prospect shall maintain books of account and records on a basis consistent with past practice.

(v)   Taxes. The Community Parties and East Prospect shall file all federal, state, and local tax returns required to be filed by them on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

(vi)   Integration Team. The Community Parties and East Prospect shall cooperate with each other in the selection of an integration team, which team shall plan and implement an orderly, cost-effective consolidation of the deposit and information technology operations of East Prospect into Community’s operations.

(vii)   In-House Operations. The Community Parties and East Prospect shall, subject to applicable legal requirements, cooperate with each other in an orderly, cost-effective consolidation of operations.

(viii)   Delivery of Financial Statements. CMTY and East Prospect shall each deliver to the other, as soon as practicable after the end of each month and after the end of each calendar quarter prior to the Effective Date, commencing with the month ended August 31, 2006, an unaudited consolidated balance sheet as of such date and related unaudited consolidated statements of income for the periods then ended, which financial statements shall fairly present, in all material respects, its consolidated financial condition, results of operations for the periods then ended in accordance with GAAP, subject to year-end audit adjustments and footnotes.

(c)   Undertakings of CMTY.

(i)   Employee Severance Policy.

(A)   After consultation with East Prospect, prior to or soon after the Closing Date, inform each East Prospect employee of the likelihood of such employee having continued employment with CMTY, Community or any other CMTY Subsidiary following the Closing, and will permit any East Prospect employee to apply for any employment position posted as available with CMTY, Community Banks or any other CMTY Subsidiary. If CMTY elects to eliminate a position or does not offer the employee a position of substantially similar job descriptions or responsibilities at substantially the same salary level in a work location within fifteen (15) miles of East Prospect, Pennsylvania (referred to herein as “Comparable Employment”), CMTY will make severance payments to the displaced employee as set forth in this Section 5.07(c)(i) and will make reasonable efforts to place each displaced employee in open positions with CMTY, Community or another CMTY Subsidiary.

(B)   Subject to the following minimum benefits, CMTY will grant an eligible full-time employee, who was exempt as of the date of this Agreement, two weeks of severance pay (at his/her then current pay rate) for each year of service with East Prospect prior to the employment termination date. The minimum benefit for exempt employees shall be two (2) weeks’ salary, and the maximum severance benefit will be fifty-two (52) weeks’ salary for East Prospect exempt employees. CMTY will grant an eligible full-time employee, who was not exempt as of the date of this Agreement, one week of severance pay (at his/her then current pay rate) for each year of service with East Prospect prior to the employment termination date. The minimum benefit for non-exempt employees shall be one (1) week’s salary, and the maximum severance benefit will be fifty-two (52) weeks’ salary for East Prospect non-exempt employees.

(C)   All employees of East Prospect as of the Closing Date to whom CMTY does not offer Comparable Employment (each, an “Eligible East Prospect Employee”) will be eligible for severance benefits set forth in this Section 5.07(c)(i).

(D)   Each Eligible East Prospect Employee will remain eligible for such benefits if his or her employment is terminated, other than for “cause,” within twelve months after the Effective Date.

(E)   For purposes of this Section 5.07(c)(i), “cause” means the employer’s good faith reasonable belief that the employee (1) committed fraud, theft or embezzlement; (2) falsified corporate records; (3) disseminated confidential information concerning customers, CMTY, any CMTY Subsidiary or any of its or their employees in violation of any applicable confidentiality agreement or policy; (4) had documented unsatisfactory job performance; or (5) violated CMTY’s Code of Conduct.

(ii)   Employee Benefits

(A)   As of the Effective Date, each employee of East Prospect who becomes an employee of CMTY or of any CMTY Subsidiary shall be entitled to full credit for each year of service with East Prospect for purposes of determining eligibility for participation and vesting and other appropriate benefits, but not benefit accrual, in CMTY’s, or as appropriate, in the CMTY Subsidiary’s, employee benefit plans, programs and policies. CMTY shall use the original date of hire by East Prospect in making these determinations.

(B)   The employee benefits provided to former employees of East Prospect after the Effective Date shall be equivalent in the aggregate to the employee benefits provided by

CMTY or its Subsidiaries to their similarly situated employees. The medical, dental and life insurance plans, programs or policies, if any, that become applicable to former employees of East Prospect shall not contain any waiting period for coverage or exclusion or limitation with respect to any pre-existing condition of any such employees or their dependents. In the event that the parties’ medical or dental welfare benefit plans are merged prior to December 31, 2006, any deductibles, co-payments or other out-of-pocket expenses paid by a participant under any East Prospect medical or dental welfare benefit plan with respect to the period from January 1, 2006 through the Effective Date shall be credited towards the satisfaction of any like deductible, co-payment or other out-of-pocket expenses under the applicable CMTY or CMTY Subsidiary medical or dental welfare benefit plan.

(C)   East Prospect Simplified Employee Pension Plan (the “East Prospect SEP”). Prior to the Effective Date, East Prospect shall terminate the East Prospect SEP, notify the employees in the East Prospect SEP regarding the termination. Prior to the Effective Date, contributions to the East Prospect SEP shall be made consistently with past practices on the regularly scheduled payment dates for the period prior to the Effective Date.

(D)   Subject to the other provisions of this Section 5.07(c)(ii) and Section 2.05, after the Effective Date, CMTY may discontinue, amend, convert to, or merge with, an CMTY or CMTY Subsidiary plan any East Prospect Benefit Plan, subject to such plan’s provisions and applicable law.

(E)   Each employee of East Prospect who remains an employee of East Prospect, or CMTY or a CMTY Subsidiary, as applicable, until or after the Effective Date, shall be entitled to receive a cash payment equal to such employee’s accrued but unused East Prospect vacation time (determined as of the Effective Date) and accrued but unused CMTY vacation time (from the Effective Date through the date of termination of employment) upon termination of employment with East Prospect, or CMTY or a CMTY Subsidiary, as applicable. Each employee of East Prospect who becomes an employee of CMTY or a CMTY Subsidiary shall receive, for purposes of CMTY vacation policy, credit for all service with East Prospect credited to each such employee under East Prospect ’s vacation policy. The cash payment will be made on CMTY’s next available payroll date following termination of employment.

(iii)   Indemnification, Insurance.

(A)   The Community Parties shall indemnify, defend, and hold harmless the present and former directors, officers, employees and agents of East Prospect (each, an “Indemnified Party”) against all losses, expenses (including reasonable attorneys’ fees), claims, damages or liabilities and amounts paid in settlement arising out of actions or omissions or alleged acts or omissions (collectively, “Prior Acts”) occurring at or prior to the Effective Date (including the Contemplated Transactions) to the fullest extent permitted by Pennsylvania law, including provisions relating to advances of expenses incurred in the defense of any proceeding to the fullest extent permitted by Pennsylvania law upon receipt of any undertaking required by Pennsylvania law. Without limiting the foregoing, in a case (if any) in which a determination by the Community Parties is required to effectuate any indemnification, the Community Parties shall direct, at the election of the Indemnified Party, that the determination shall be made by independent counsel mutually agreed upon between the Community Parties and the Indemnified Party.

(B)   The Community Parties shall keep in effect provisions in their respective articles of incorporation and bylaws providing for exculpation of director and officer liability and their indemnification of the Indemnified Parties to the fullest extent permitted by applicable law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties’ right to indemnification.

(C)   The Community Parties shall use their reasonable best efforts (and East Prospect shall cooperate and assist prior to the Effective Date in these efforts), at no expense to the beneficiaries, to:

(1) maintain directors’ and officers’ liability insurance (“D&O Insurance”) with respect to matters occurring at or prior to the Effective Date, issued by a carrier assigned a claims-paying ability rating by A.M. Best & Co. of “A (Excellent)” or higher; or

(2) obtain coverage for Prior Acts of the Indemnified Parties under the D&O Insurance policies currently maintained by CMTY;

in either case, providing at least the same coverage as the D&O Insurance currently maintained by East Prospect, for a period of at least six (6) years from the Effective Date; provided, that the Community Parties shall not be obligated to make annual premium payments for such six-year period in respect of the D&O Insurance which exceed, for the portion related to East Prospect ’s directors and officers, 150% of the annual premium payment, as of the date hereof, under East Prospect ’s current policy in effect on the date of this Agreement) (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, CMTY shall use its reasonable best efforts to maintain the most advantageous policies of D&O Insurance obtainable for a premium equal to the Maximum Amount.

(D)   If any claim is made against an Indemnified Party who is covered or potentially covered by insurance, neither Community nor CMTY shall do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition thereof.

(E)   If the Community Parties or any of their respective successors or assigns shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of their respective assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of CMTY shall assume the obligations set forth in this Section 5.07(c)(iii).

(F)   The provisions of this Section 5.07(c)(iii) are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

(G)   The Community Parties shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.07(c)(iii).

(iv)   Reorganization. Through the Closing Date, CMTY shall not take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC.

(v)   Conduct of CMTY’s Business. Through the Closing Date, the Community Parties shall (A) use their reasonable good faith efforts to preserve their respective business organizations intact, maintain good relationships with employees, and preserve the good will of their customers and others with whom business relationships exist, (B) not take any action that, individually or in the aggregate, could result in the Merger not being consummated or otherwise materially adversely affect the ability of the Community Parties to consummate the Contemplated Transactions by this Agreement in a timely manner, or (C) not enter into any contract with respect to, or otherwise agree to commit to do, any of foregoing contained in clause (B) of this Section 5.07(c)(v).

(vi)   Employment Agreement. CMTY shall cause Community to offer a consulting agreement to Nickol, effective as of the Effective Date, that provides for (A) retention of Nickol as a consultant to Community for a term of two (2) years following the Effective Date, in exchange for annual compensation of $100,000, (B) appointment of Nickol to Community’s York Regional advisory board for a term equal, at least, to the term of his consulting agreement, and (C) noncompetition by Nickol during the term of the agreement.

ARTICLE VI-   CONDITIONS

6.01  Conditions to the Obligations of East Prospect under this Agreement. The obligations of East Prospect hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by East Prospect pursuant to Section 8.03 hereof:

(a)   Corporate Proceedings. All action required to be taken by, or on the part of, the Community Parties to authorize the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, shall have been duly and validly taken by the Community Parties, and East Prospect shall have received certified copies of the resolutions evidencing such authorizations.

(b)   Covenants; Representations. The obligations of the Community Parties required by this Agreement to be performed by the Community Parties at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of the Community Parties set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect.

(c)   Approvals of Regulatory Authorities. Procurement by East Prospect and the Community Parties of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions; and no such approval or consent shall have imposed any condition or requirement which would so materially and adversely impact the economic or business benefits to East Prospect or the Community Parties of the Contemplated Transactions that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

(d)   No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

(e)   Officer’s Certificate. The Community Parties shall have each delivered to East Prospect a certificate, dated the Closing Date and signed, without personal liability, by its respective Chairman or President or Chief Executive Officer, to the effect that the conditions set forth in subsections (a) through (d) of this Section 6.01 have been satisfied.

(f)   Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by counsel for the Community Parties from state securities or authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(g)   Tax Opinion. East Prospect shall have received an opinion of Buchanan Ingersoll & Rooney Professional Corporation, legal counsel to East Prospect , in form and substance reasonably satisfactory to East Prospect, dated the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will constitute a reorganization described in Section 368(a) of the IRC; in rendering its opinion, such counsel may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of East Prospect, the Community Parties and others.

(h)   Approval by East Prospect’s Shareholders. This Agreement shall have been approved by the shareholders of East Prospect at the East Prospect Shareholders Meeting by such vote as is required by the Banking Code, the BCL, and the articles of incorporation and bylaws of East Prospect.

(i)   Other Documents. East Prospect shall have received such other certificates, documents or instruments from the Community Parties or their respective officers or others as East Prospect shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions.

(j)   Nasdaq Listing. The CMTY Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq.

6.02  Conditions to the Obligations of the Community Parties under this Agreement. The obligations of the Community Parties hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by CMTY pursuant to Section 8.03 hereof:

(a)   Corporate Proceedings. All action required to be taken by, or on the part of, East Prospect, including the approval of the shareholders of East Prospect, to authorize the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions shall have been duly and validly taken by East Prospect, and the Community Parties shall have received certified copies of the resolutions evidencing such authorizations.

(b)   Covenants; Representations. The obligations of East Prospect required by this Agreement to be performed by East Prospect at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of East Prospect set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect.

(c)   Approvals of Regulatory Authorities. Procurement by the Community Parties and East Prospect of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions; and no such approval or consent shall have imposed any condition or requirement which would so materially and adversely impact the economic or business benefits to the Community Parties or East Prospect of the Contemplated Transactions that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

(d)   No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

(e)   Officer’s Certificate. East Prospect shall have delivered to the Community Parties a certificate, dated the Closing Date and signed, without personal liability, by its Chairman or President or Chief Executive Officer, to the effect that the conditions set forth in subsections (a) through (d) of this Section 6.02 have been satisfied.

(f)   Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by counsel for the Community Parties from state securities authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(g)   Tax Opinion. CMTY shall have received an opinion of Mette, Evans & Woodside, legal counsel to CMTY, in form and substance reasonably satisfactory to CMTY, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will constitute a reorganization described in Section 368(a) of the IRC; in rendering its opinion, such counsel may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of East Prospect, CMTY and others.

(h)   Approval by East Prospect’s Shareholders. This Agreement shall have been approved by the shareholders East Prospect at the East Prospect Shareholders Meeting by such vote as is required by the BCL, the Banking Code and the articles of incorporation and bylaws of East Prospect.

(i)   Other Documents. The Community Parties shall have received such other certificates documents or instruments from East Prospect or its officers or others as CMTY shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions or related securities law compliance.

(j)   Phase I Environmental Audit Results. The results of any Phase I environmental audit conducted pursuant to Section 5.07(a)(ii) hereof shall not result in a Material Adverse Effect on East Prospect; provided, however that (i) any such environmental audit must be completed within forty-five (45) days of the date of this Agreement, (ii) a copy of any such environmental audit must be delivered to East Prospect within five (5) days after the completion of such environmental audit and (iii) CMTY must terminate or irrevocably waive its right to terminate the Agreement for failure of the condition set forth in this Section 6.02(j) within ten (10) days of receiving the results of such environmental audit.

ARTICLE VII-   TERMINATION

7.01  Termination prior to the Closing Date. This Agreement may be terminated on or at any time

(a)   By the mutual written consent of the parties hereto

(b)   By the Community Parties or East Prospect:

(i)   If there shall have been any breach of any representation, warranty or obligation of the other party hereto (subject to the same standards as set forth in Sections 6.01(b) or 6.02(b), as the case may be) and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such 60-day period;

(ii)   If the Closing Date shall not have occurred prior to July 1, 2007 (except that if the Closing Date shall not have occurred by such date because of a breach of this Agreement by a party hereto, such breaching party shall not be entitled to terminate this Agreement in accordance with this provision);

(iii)   If any Regulatory Authority whose approval or consent is required for consummation of the Contemplated Transactions shall issue a definitive written denial of such approval or consent and the time period for appeals and requests for reconsideration has run;

(iv)   If the East Prospect Shareholders vote but fail to approve the Merger at the East Prospect Shareholders Meeting; or

(v)   If the East Prospect shareholders approve an Acquisition Proposal.

(c)   By the Community Parties, if East Prospect shall have breached, in any material respect, the provisions of Section 5.05 of this Agreement.

(d)   Prior to the mailing of the Prospectus/Proxy Statement, by East Prospect, in order to enter concurrently into an agreement for an Acquisition Transaction in accordance with and following compliance with Section 5.05 of this Agreement; provided, however, that East Prospect may not terminate this Agreement pursuant to this Section 7.01(d) if, after providing written notice (which written notice shall be provided before the mailing of the Prospectus/Proxy Statement) to the Community Parties that it intends to enter into an Acquisition Transaction (the “Acquisition Transaction Notice”), the Community Parties deliver, within twenty-four (24)

hours after receipt of such Acquisition Transaction Notice, written notice to East Prospect that CMTY will require East Prospect to hold a meeting of East Prospect shareholders to consider the Merger (the “Required Meeting Notice”).

(e)   By the Community Parties, if East Prospect fails to call, give notice of, convene or hold a meeting of the East Prospect shareholders to consider the Merger after the Community Parties have delivered a Required Meeting Notice to East Prospect .

7.02  Effect of Termination. If this Agreement is terminated pursuant to Section 7.01 hereof or otherwise, this Agreement shall forthwith become void, other than Section 5.02(b), this Section 7.02 and Section 8.01 hereof, which shall remain in full force and effect; and there shall be no further liability on the part of the Community Parties or East Prospect to the other, except for any liability of Community Parties or East Prospect under such sections of this Agreement and except for any liability arising out of a willful breach of this Agreement giving rise to such termination.

ARTICLE VIII-   MISCELLANEOUS

8.01  Expenses and Other Fees.

(a)   Except as set forth in Sections 8.01(b), 8.01(c) and 8.01(d), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the Contemplated Transactions, including fees and expenses of its own financial consultants, accountants and counsel.

(b)   If this Agreement is terminated as a result of any breach of a representation, warranty, covenant or other agreement which is caused by the willful or intentional breach of a party hereto, such party shall be liable to the other for out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (“Expenses”); provided, however, that the maximum amount East Prospect shall be liable to the Community Parties for Expenses pursuant to this

Section 8.01(b) shall be $500,000, and the maximum amount the Community Parties shall be liable to East Prospect for Expenses pursuant to this Section 8.01(b) shall be $500,000. The payment of Expenses shall not constitute an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law.

(c)   In the event this Agreement is terminated by: (i) East Prospect pursuant to Section 7.01(b)(v) or 7.01(d) or (ii) the Community Parties pursuant to Sections 7.01(b)(v), 7.01(c) or 7.01(e); then East Prospect shall make a single cash payment, as liquidated damages, to CMTY in the amount of the Termination Fee. Any payment required under this Section 8.01(c) shall be payable by East Prospect to CMTY (by wire transfer of immediately available funds to an account designated by CMTY) within two (2) Business Days after the Community Parties shall have become entitled thereto and shall have made demand therefor.

(d)   Notwithstanding anything set forth in this Agreement to the contrary, if East Prospect pays or causes to be paid to CMTY the Termination Fee, payment of the Termination Fee and payment of Expenses pursuant to Section 8.01(b) shall be the sole and exclusive remedy of the Community Parties hereunder and East Prospect will not have any further obligations or liabilities to the Community Parties with respect to this Agreement or the Contemplated Transactions, except that the Community Parties shall have the right to enforce the provisions of Section 5.02(c) and the Confidentiality Agreement. The Community Parties and East Prospect agree that the Termination Fee is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of any such Termination Fee exceeds the maximum amount permitted by law, then the amount of such Termination Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

8.02  Non-Survival of Representations and Warranties; Disclosure Schedules. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate on the Closing Date. Without limiting the foregoing, Sections 1.02(d), 1.02(e), 2.05, 2.07, and 5.07(c) (i), (ii), (iii) and (iv) shall survive the Closing.

8.03  Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the Closing Date, the parties may:

(a)   amend this Agreement;

(b)   extend the time for the performance of any of the obligations or other acts of either party hereto;

(c)   waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

(d)   to the extent permitted by law, waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise.

This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.04  Entire Agreement.

(a)   This Agreement, including the documents referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter other than the Confidentiality Agreement.

(b)   This Agreement shall inure to the benefit of and be binding upon the parties hereto and its successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities, except that any Indemnified Party may enforce Section 5.07(c)(iii).

8.05  No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

8.06  Notices. All notices or other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally, two business days after mailing if mailed by prepaid registered or certified mail, return receipt requested, or upon confirmation of good transmission if sent by telecopy, addressed as follows:

(a)   If to the Community Parties, to:

Community Banks, Inc.
777 East Park Drive
Harrisburg, Pennsylvania 17111
Attention: Eddie L. Dunklebarger, Chairman, President and CEO
Telecopy No.: 717-920-8040

with copy to:

James A. Ulsh, Esquire
Timothy A. Hoy, Esquire
Mette, Evans & Woodside
P.O. Box 5950
3401 North Front Street
Harrisburg, Pennsylvania 17110-0950
Telecopy No.: 717-236-1816

(b)   If to East Prospect, to:

East Prospect State Bank
P.O. Box 309
East Prospect, Pennsylvania 17317-0309
Attention: Roger A. Nickol, President
Telecopy No.: 717-252-0484

with a copy to:

Michael L. Hund, Esquire
Buchanan Ingersoll & Rooney PC
One South Market Square
213 Market Street, 3rd Floor
Harrisburg, Pennsylvania  17101-2121
Telecopy No.: 717-233-0852

8.07  Disclosure Schedules. Information contained on either the East Prospect Disclosure Schedules or the CMTY Disclosure Schedules shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such party where it is readily apparent it applies to such provision. The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

8.08  Tax Disclosure. Notwithstanding anything else in this Agreement to the contrary, each party hereto (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, the federal income tax treatment and federal income tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party (or to any employee, representative, or other agent of any party) relating to such tax treatment or tax structure; provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws. This authorization of disclosure is not effective until the earlier of (i) the date of the public announcement of discussions relating to the Contemplated Transactions, (ii) the date of the public announcement of the Contemplated Transactions, or (iii) the date of execution of an agreement (with or without conditions) to enter into the Contemplated Transactions.

8.09  Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.10  Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.11  Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

8.12  Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania and applicable laws of the United States of America.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

COMMUNITY BANKS, INC. By:_______________________________ Eddie L. Dunklebarger, Chairman, President and CEO	Attest: _________________________________ Patricia E. Hoch, Senior VP and Secretary

COMMUNITYBANKS By:________________________________ Eddie L. Dunklebarger, President and CEO	Attest: _________________________________ Patricia E. Hoch, Senior VP and Secretary

EAST PROSPECT STATE BANK By:_______________________________ Roger A. Nickol, President	Attest: _________________________________ Name: Title: